Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Investors Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-205149) on Form S-8, of Investors Bancorp, Inc., of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of the Company.

/s/ KPMG LLP
Short Hills, New Jersey
March 1, 2019